                                                                   Exhibit 99.7

                             KELLER & COMPANY, INC.
                             555 METRO PLACE NORTH
                                   SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                                 (614) 766-1459 FAX

December 16, 1997

The Board of Directors
Columbia Federal Savings Bank
2497 Dixie Highway
Fort Mitchell, Kentucky 41017-3085

Re:   Subscription Rights -- Conversion of Columbia Federal Savings Bank
                             Fort Mitchell, Kentucky

Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of Columbia Financial of Kentucky, Inc. (the "Corporation"), Fort Mitchell, Kentucky in regard to the conversion of Columbia Federal Savings Bank ("Columbia Federal" or the "Bank") from a federal-chartered mutual savings bank to a federal-chartered stock savings bank.

Because the Subscription Rights to purchase shares of Common Stock in Columbia Financial of Kentucky, Inc., which are to be issued to the depositors of Columbia Federal Savings Bank and the other members of the Bank and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

          (1) The Subscription rights will have no ascertainable fair market value, and;

          (2) The price at which the Subscription Rights are exercisable will not be more or less that the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.


Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller
---------------------------
Michael R. Keller
President